Exhibit 99.3

PerkinElmer, Inc. 45 William Street Wellesley, MA 02481-4078 USA Phone: 781-431-4306 Fax: 781-431-4255 www.perkinelmer.com

FOR IMMEDIATE RELEASE

July 27, 2006

PerkinElmer Acquires Macri Technologies and NTD Laboratories

Acquires Key Screening Test for First-Trimester Prenatal Risk Assessment;

Expands Screening and Diagnostics Capabilities in Maternal Health

Boston—PerkinElmer, Inc. (NYSE: PKI), a global technology leader in Health Sciences and Photonics, announced today the completion of its acquisition of J.N. Macri Technologies LLC, which holds and licenses global patents related to free beta Human Chorionic Gonadotropin (“free Beta hCG”). Free Beta hCG is a peptide hormone produced in the early stage of pregnancy that is widely recognized as a critical biomarker for first-trimester prenatal risk assessment.

Additionally, PerkinElmer acquired NTD Laboratories, Inc., a reference laboratory specializing in prenatal risk assessment. NTD offers laboratory developed and validated testing under the brand name UltraScreen®, of which free Beta hCG is a vital component. The UltraScreen biomarker data, combined with an ultrasound measurement of fluid accumulation behind the neck of the fetus (collectively referred to as the “combined test”) and maternal demographic data, provide clinicians with a state-of-the-art, patient-specific risk probability for fetal abnormalities. NTD Labs generated $15 million of revenue in its last fiscal year ending June 2006. The purchase price for both transactions was approximately $56.65 million.

“This acquisition represents the next step in our initiative to build a comprehensive screening and diagnostics capability in maternal health,” said Gregory L. Summe, chairman and chief executive officer of PerkinElmer, Inc. “It provides a leading position in free Beta hCG measurement in the U.S. and will be an integral part of expanding our maternal health portfolio globally.”

The agreement builds upon recent announcements by the Company related to its screening and diagnostics strategies. These included a global licensing agreement to develop assay kits for the ADAM12 biochemical marker, which has broad potential in maternal health screening for fetal chromosomal abnormalities; and the securing of global rights for PP13 (Placental Protein 13), a new prospective biomarker for identifying patients at risk for pre-eclampsia in the first trimester.

More than 400,000 insurance-covered assessments have been performed since the introduction of the NTD testing service in 1997. The efficacy of the NTD-provided service has been validated by two National Institute of Health (NIH) trials, EATABUN and FASTER. Published in the New England Journal of Medicine in November 2005, NIH’s FASTER study found the combined test, which is administered in the first trimester of gestation, safer and more accurate than second trimester prenatal risk assessment.

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“This acquisition provides an opportunity to strengthen our position with clinicians and our existing laboratory partners as a result of NTD’s strong and established relationships with maternal health care providers,” said Robert F. Friel, president, PerkinElmer Life and Analytical Sciences. “We expect this agreement will accelerate PerkinElmer’s own maternal health research and development initiatives, by giving us the ability to better understand first-hand the needs of the clinical community. Our future plans include the introduction of the free Beta hCG biomarker, which is used throughout Europe, on PerkinElmer’s proprietary platforms, further extending our maternal health solutions.”

“Joining PerkinElmer is a natural evolution of the NTD reference laboratory business,” said Dr. James Macri, president, NTD Laboratories. “We expect the combination of NTD’s expertise in providing first-trimester prenatal screening services with PerkinElmer’s market-leading application expertise and strong distribution channels will accelerate wider access to this important technology to clinicians and patients.”

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as “believes,” “intends,” “anticipates,” “plans,” ‘“expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) our failure to introduce new products in a timely manner; (2) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (3) our failure to protect adequately our intellectual property; (4) the loss of any of our licenses or licensed rights; (5) our ability to compete effectively; (6) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (7) our ability to produce an adequate quantity of products to meet our customers’ demands; (8) our failure to maintain compliance with applicable government regulations; (9) regulatory changes; (10) economic, political and other risks associated with foreign operations; (11) our ability to retain key personnel; (12) restrictions in our credit agreement; (13) our ability to realize the full value of our intangible assets; and (14) other factors which we describe under the caption “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Other Information

Health Sciences end markets include genetic screening, environmental, service, biopharma, and medical imaging. Photonics markets include sensors and specialty lighting.

PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.5 billion in 2005, has 8,000 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through http://www.perkinelmer.com or

1-877-PKI-NYSE.

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Investor Relations:	Media Contact:
Steven Delahunt	Kevin Lorenc
PerkinElmer, Inc.	PerkinElmer, Inc.
(781) 431-4258	(781) 431-4231